AMENDMENT TO

JOHN HANCOCK CLOSED END FUNDS

SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

THIS AMENDMENT (this “Amendment”) dated as of July 1, 2010, is entered into between Mellon Investor Services LLC, a New Jersey limited liability company (“Mellon”) and John Hancock Patriot Premium Dividend Fund II, John Hancock Investors Trust, John Hancock Income Securities Trust, John Hancock Bank And Thrift Opportunity Fund, John Hancock Preferred Income Fund, John Hancock Preferred Income Fund II, John Hancock Preferred Income Fund III, and John Hancock Tax-Advantaged Dividend Income Fund, and John Hancock Tax-Advantaged Global Shareholder Yield Fund, each a Massachusetts Business Trust, (each a “Client” and collectively the “Clients”).

WHEREAS, Mellon and the Clients entered into that certain Service Agreement for Transfer Agent Services dated June 1, 2002, as amended (the “Agreement”), pursuant to which Mellon is providing transfer agent and related services to Clients. Capitalized terms used herein, but not otherwise defined herein, shall have the meanings set forth in the Agreement.

WHEREAS, Mellon and Clients desire to amend the Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendments to Agreement

(a)	Section 2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Effective July 1, 2010, this Agreement shall continue for a term of two (2) years ending on June 30, 2012, provided however, the Clients may terminate this Agreement at any time and without penalty on ninety (90) days written notice to Mellon.”

(b)	Exhibit D for each Client is hereby deleted in its entirety and replaced with the attached revised Exhibit D.

(c)	Section 4(a) of the Agreement is hereby amended to add the following Section 4(a)(iv):

“(iv) it shall adopt and maintain such policies, procedures and controls reasonably designed to ensure that the performance of its obligations as set forth in this Agreement is in compliance with all applicable rules and regulations, including, but not limited to those rules and regulations applicable to transfer agents performing such services as described in this Agreement and applicable to customer information.

(d)	Section 6 of the Agreement is hereby amended to add the following Section (g):

“(g) Subject to the following sentence, Mellon shall create and maintain in complete and accurate form all books and records required of it pursuant to its duties hereunder in accordance with all applicable laws, rules and regulations, including but not limited to records required by the Securities Exchange Act of 1934, as amended (the “1934 Act”). Mellon agrees that all such records prepared or maintained by Mellon are the property of the Client and will be preserved, maintained and made available in accordance with such applicable laws, rules and regulations and will be surrendered to the Client promptly on and in accordance with the Client’s request, provided that Mellon retain copies of such records to the extent required by applicable law or Mellon’s record retention policies.”

(e)	Section 8 of the Agreement is hereby amended to add the following Section (c):

“(c) If the Fund is a Massachusetts business trust, Mellon agrees that it shall have recourse only to the assets of the Client for the payment of claims or obligations as between Mellon and the Client arising out of this Agreement, and Mellon shall not seek satisfaction of any such claim or obligation from the trustees or shareholders of the Client in their capacity as such. In any case, each Client shall be liable only for its own obligations to Mellon under this Agreement and shall not be jointly or severally liable for the obligations of any other Client hereunder.”

“(f)	The Agreement is hereby amended to add the following new Section 17:

“17. Information Security. As part of the services provided by Mellon hereunder, Mellon agrees that it shall take the steps and security precautions outlined in its information security policies and procedures, a summary of which has been provided to each Client. Each Client acknowledges that such policies and procedures are subject to change at any time by Mellon, provided that the protections afforded thereby will not be intentionally diminished in comparison with those provided by Mellon to Client prior to such change. Mellon shall notify Client of any unauthorized use of, or unauthorized access to, Client nonpublic personal information (as defined by applicable law) promptly upon Mellon becoming aware of such unauthorized use or unauthorized access.”

2.	Term of the Amendment. This Amendment shall become effective upon due execution and delivery by both parties hereto, and shall remain in effect for so long as the Agreement shall remain in effect.

3.	Ratification. Except as expressly set forth herein, the Agreement is not modified hereby and shall remain in full force and effect in accordance with the respective provisions thereof and is in all respects ratified and affirmed.

4.	Partial Invalidity. If any provision of this Amendment is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Amendment as a whole, but this Amendment shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Mellon and Clients have caused these presents to be duly executed as of the day and year first above written.

MELLON INVESTOR SERVICES LLC

By:	/s/ Lynore LeConche
Name:	Lynore LeConche
Title:	Relationship Manager

JOHN HANCOCK PATRIOT PREMIUM DIVIDEND FUND II

JOHN HANCOCK INVESTORS TRUST

JOHN HANCOCK INCOME SECURITIES TRUST

JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND

JOHN HANCOCK PREFERRED INCOME FUND

JOHN HANCOCK PREFERRED INCOME FUND II

JOHN HANCOCK PREFERRED INCOME FUND III

JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND

JOHN HANCOCK TAX-ADVANTAGED SHAREHOLDER YIELD FUND

By:	Charles A. Rizzo
Name:	Charles A. Rizzo
Title:	Chief Financial Officer

Exhibit D

STOCK TRANSFER FEE SCHEDULE

The following schedule is intended to be a comprehensive summary of the fees associated with this proposal. The pricing as listed below is valid for ninety days from the date of submission or until “date”. Fees are not subject to increase during the initial term.

Initial Term of Agreement:	Two (2) Years[1]
Fees Not Subject to Increase	Two (2) Years

Administration & Account Maintenance

Mellon will assign a Client Service Manager to consult with Client on all facets of stock transfer administration, including, but not limited to, securities regulations, transfer requirements, structuring of annual meetings, stock option exercises, cash and stock dividends. etc.

Monthly OFAC Reporting is included in the monthly administration and accounts maintenance fees listed below.

Fund Name	Administration & Account Maintenance (per month) 2010-2011	Administration & Account Maintenance (per month) 2011-2012
John Hancock Bank & Thrift (“BTO”)	$2,310.00	$2,640.00
John Hancock Income Securities Trust (“Income Securities”)	$5,216.33	$5,961.67
John Hancock Investors Trust (“Investors Trust”)	$4,098.58	$4,684.17
John Hancock Patriot Premium Dividend II (“Patriot Prem Div II”)	$8,895.00	$10,166.00
John Hancock Preferred Income (“Preferred Income”)	$2,011.75	$2,299.50
John Hancock Preferred Income II (“Preferred Income II”)	$2,011.75	$2,299.50
John Hancock Preferred Income III (“Preferred Income III”)	$2,011.75	$2,299.50
John Hancock Tax-Advantaged Global Shareholder Yield Fund (“Tax-Adv. Global S/H Yield)	$1,750.00	$2,000.00
John Hancock Tax-Advantaged Dividend Income Fund (“Tax-Adv. Div Income”)	$1,862.58	$2,129.58

[1]	Subject to Section 2(a) of the Agreement

The Administration and Account Maintenance fees cover all of the services and are subject to the allowances listed below.

	All allowances are on a per fund basis
	Fee	BTO(a)	Income Securities	Investors Trust	Patriot Prem Div II(b)	Preferred Income	Preferred Income II	Preferred Income III	Tax-Adv. Global S/H Yield(c)	Tax-Adv. Div Income
No. of Active Accounts Maintained	$2.50/Year	1,800	5,300	4,700	4,600	500	500	500	1,000	500
No. of Inactive Accounts	40% of Active A/C Fee	500	2,500	2,500	3,650	250	250	250	250	250
No. of Dividend Reinvestment Accounts Maintained	$4.00	1,400	1,500	1,050	2,300	100	100	100	100	100
No. of Legal Review Items Processed	$50.00	100	100	100	100	25	25	25	25	25
No. of Certificates Issued & Book Entry Credits		Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited
No. of Certificates Cancelled & Book Entry Debits		Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited
No. of Additional Mailings per Year (including one enclosure)	See Below	1	1	1	1	1	1	1	1	1
No. of Reports, Analyses, Lists, or Labels	See Below	6	6	6	6	6	6	6	4	6
No. of Inspectors of Election	$1,500.00	1	1	1	1	1	1	1	1	1
No. of Respondent Bank Omnibus Proxies	$150.00	15	15	15	15	15	15	15	15	15
No. of S/H Telephone Calls Handled by IVR System(d)		Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited
No. of S/H Telephone Calls Transferred from IVR to CSR(d)	$5.25	500/$1.50	2,075	1,700	2,600	310	310	310	Unlimited	310
No. of Correspondence Items Responding to S/H Inquiries	$15.00	100	250	250	500	60	60	60	Unlimited	60
No. of Investor ServiceDirect® Transactions(e)		Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited

(a)	IVR = Interactive Voice Response; CSR = Customer Service Representative
(b)	ISD transactions are defined as any shareholder transaction initiated through ISD, including, but not limited to, share sales or purchases, duplicate statement or tax form requests, address or pin changes, account changes or updates and certificate requests.

Stock Transfer

Fee Schedule – Page 2

	All allowances are on a per fund basis
	Fee	BTO	Income Securities	Investors Trust	Patriot Prem Div II	Preferred Income	Preferred Income II	Preferred Income III	Tax-Adv. Global S/H Yield	Tax-Adv. Div Income
No. of State Mandated Due Diligence Mailings for Lost Property	$3 per a/c $250 min.	25	25	25	25	25	25	25	25	25
No. of SEC Mandated Lost S/H Database Searches	$2.50 per a/c $250 min	25	25	25	25	25	25	25	25	25

MLink Administration Fee (Electronic delivery of material)	As appraised	1	1	1	1	1	1	1	1	1

Evote Administrative Fee	As appraised	1	1	1	1	1	1	1	1	1

Telephone Votes		Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited

Internet		Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited	Unlimited

Investor/Broker Directed Movement of Shares	$3.00	50	50	50	50	50	50	50	50	50

Stock Transfer

Fee Schedule – Page 3

Dividend Disbursement Fee

Number of dividends processed per year. The dividend disbursement fee includes all of the services listed below.

Fund Name	Included
BTO	4
Income Securities	4
Investors Trust	4
Patriot Prem Div II	12
Preferred Income	12
Preferred Income II	12
Preferred Income III	12
Tax-Adv. Global S/H Yield	12
Tax-Adv. Div Income	12

•	Preparing and mailing checks
•	Reconciling checks
•	Preparing payment register in list form
•	Withholding and filing taxes for non-resident aliens and others
•	Filing federal tax information returns
•	Processing “B” and “C” notices received from the IRS
•	Mailing required statements (Form 1099DIV or Form 1042) to registered holders
•	Maintaining stop payment files and issuing replacement checks
•	Maintaining separate dividend addresses
•	Receiving, verifying and posting funds to cover entire dividend distribution on mailing date of checks

Stock Transfer

Fee Schedule – Page 4

Escheatment Services

Annual Compliance Services	Included

SEC Mandated Electronic Database & New Address Retrieval Mailing	$3.00 per account
(subject to the following minimum)	$250.00
Each state mandated due diligence mailing	$2.50 per account
(subject to the following minimum)	$250.00

In-Depth Search and Location Services
(Annual compliance services include all of the services listed below)	No charge to company

•	Assist in establishing compliance with the unclaimed property requirements of all jurisdictions that may have a claim on escheatable property held by your organization
•	Processing records and property subject to reporting based upon current state statutes, rules, and regulations
•	Requesting penalty and interest release agreements and indemnification from future claim agreements (on property remitted) from the states that offer such agreements
•	Identifying property that has become escheatable since the last filing date
•	Assist in reviewing state regulations to determine if there have been any changes in reporting procedures
•	Reporting and remitting property to states

CLIENT SERVICE DIRECT@ System Access	Included
(the Client ServiceDirect fee includes all of the services listed below)

•	Providing client access to Mellon’s mainframe inquiry and internet based system for management reporting and shareholder records
•	Providing daily data on registered shareholders
•	Providing daily access to proxy tabulation file during proxy season

DIRECT REGISTRATION/PROFILE SYSTEM
Enrollment Fee	Included
Annual Surety Fee	Included
Stock Distribution Event—full, full and fractional shares	$3.50
DRS Fee, per statement	$0.25
Investor directed movement of shares, each	$3.00
Broker directed movement of shares, each	$3.00
DRS/Profile reject fee, each	$5.00
DRS/Profile Broker Authorization Form, each	$1.50

ACH/DIRECT DEPOSIT SERVICES
Initial Setup Fee	Included
Annual Maintenance Fee	Included
ACH file transmission, each distribution, per item	Included
Placement of Stop Payment Order	$10.00
Returns/Reversals, per occurrence	$10.00
(Annual Maintenance includes all of the services listed below)

•	Processing returned authorization forms
•	Posting bank information to accounts
•	Creating pre-note transactions and sending to clearinghouse
•	Following up on rejects
•	Produce and mail checks for returned items

ADDITIONAL SERVICES AVAILABLE UPON REQUEST

SHAREHOLDER LISTS AND ANALYSES
Minimum charge for each of the below services	$250.00
Lists, per name listed	$0.05
Labels, per label printed	$0.05
Analysis, per name passed on database	$0.02
Analysis, per name listed in report	$0.05
Custom Lists or Analyses	By Appraisal

STANDARD MAILING SERVICES
Minimum charge for each of the below services	$500.00
Addressing mailing medium, per name	$0.05
Affixing labels, per label	$0.04
Machine Inserting
1st Enclosure, per piece	$0.05
2nd Enclosure, per piece	$0.04
Each Enclosure thereafter, per piece	$0.03
Manual Inserting	By Appraisal

OTHER SERVICES
Confidential Proxy Voting	By Appraisal
Dividends—Special Cash Dividends	By Appraisal
Electronic Distribution of Materials	By Appraisal
Foreign Tax Re-claim	By Appraisal
Householding of Annual Meeting and Other Materials	By Appraisal
Interactive Online Meeting Services	By Appraisal
Logistics Services (including document transportation, fulfillment, printing and media placement)	By Appraisal
Mailing Quarterly or Periodic Reports	By Appraisal
Maintaining Mail Lists	By Appraisal
Secondary Offerings or Closings	By Appraisal
Stock Splits and Stock Dividends	By Appraisal
Special Meetings	By Appraisal
Survey Tabulation	By Appraisal

ADDITIONAL SERVICES PROVIDED BY MELLON

In addition to transfer agent services, Mellon Investor Services also provides the following related services. Contact your Sales Representative or Client Service Manager for additional information.

Bank/Broker Distributions

Corporate Stock Buy-Back Services

Custodial Services

Direct Purchase & Dividend Reinvestment Services

Employee Stock Option Plan Administration

Employee Stock Purchase Plan Administration

Escrow Services

Exchange or Tender Offer Processing

Financial Planning Services

Odd-Lot Program Administration

Proxy Solicitation

Stockwatch (beneficial owner identification)

Subscription Agent Services

Rights Agency

Warrant Agency

EXPENSES AND OTHER CHARGES

Fees and Out of Pocket Expenses:    The cost of stationery and supplies, including but not limited to transfer sheets, dividend checks, envelopes, and paper stock, together with any disbursement for telephone, postage, mail insurance, travel for annual meeting, link-up charges for ADP and tape charges from DTC are billed in addition to the above fees. All charges and fees, out of pocket costs, expenses and disbursements of Mellon are due and payable by Client upon receipt of an invoice from Mellon.

With respect to any shareholder mailing processed by Mellon, Client shall, at least one business day prior to mail date, provide immediately available funds sufficient to cover all postage due on such mailing. For any dividend mailing, Client shall, at least one business day prior to the mail date, also provide immediately available funds sufficient to pay the aggregate amount of dividends to be paid.

Share Sale Program:    Client may appoint Mellon to administer, through Mellon’s affiliate, Mellon Bank, N.A., a program allowing Client’s shareholders to liquidate book-entry shares, held in the Direct Registration System (“DRS”), pursuant to the Client’s stock purchase and/or dividend reinvestment plan. The charge for each such sale, and the process for selling such shares, shall be as described in the Client’s plan. If Client does not have a separate stock purchase or dividend reinvestment plan, then Client hereby appoints and directs Mellon to implement and administer, through Mellon Bank, N.A., a share selling program allowing Client’s shareholders to liquidate DRS shares. The transaction fee for each such sale shall be $15.00 plus $0.12 per share. Under the program, upon receipt of a sell request by a registered shareholder, Mellon Bank, N.A. will process the request through Futureshare Financial (“FSF”), a registered broker/dealer and member of NASD/SIPC and an affiliate of Mellon. Proceeds of the sale will be sent to the shareholder in the form of a check (less the transaction fee). Sale requests will typically be combined with other sale requests received from Client shareholders and shares will be submitted in bulk to FSF for sale. Shares will be sold usually within one business day of Mellon’s receipt of the sale request, but in no event more than five business days (except where deferral is necessary under state or federal regulations). The price per share received by the selling shareholder will equal the market price Mellon receives for the shares (or if more than one bulk trade is executed on the day the shares are sold, then the price per share shall equal the weighted average market price received for all Client shares sold that day).

Offering Administration Fee:    A minimum fee of $5,000 will be imposed for activities associated with initial public offerings (IPO’s), secondary offerings and/or closings. The fee covers the coordination of efforts necessary between Mellon, the Client’s underwriters, the banknote company and DTC in order to effect the closing. This fee will cover the issuance of up to 200 certificates and/or book-entry credits. Certificates and/or book-entry credits over this amount will be billed at $2.00 each. This fee is in addition to any fees Mellon may charge for coordination of selling shareholders, custody services and/or escrow services.

Conversion:    If an out-of-proof condition exists at the time of conversion, and such condition is not resolved within 90 calendar days of such conversion, Client agrees to provide Mellon with funds or shares sufficient to resolve the out-of-proof condition promptly after the expiration of such 90 day period.

Deconversion:    Upon expiration or termination of this Agreement, Client shall pay Mellon a fee for deconversion services (e.g., providing shareholder lists and files, producing and shipping records, answering successor agent inquiries). This fee shall be based on Mellon’s then-current deconversion fee schedule. Mellon may withhold the Client’s records, reports and unused certificate stock pending Client’s payment in full of all fees and expenses owed to Mellon under this Agreement.

Legal Expenses, System Modifications:    Certain expenses may be incurred in resolving legal matters that arise in the course of performing services hereunder. This may result in a separate charge to cover Mellon’s expenses (including the cost of external or internal counsel) in resolving such matters; provided that any legal expenses charged to the Client shall be reasonable.

In the event any federal, state or local laws, rules or regulations are enacted that require Mellon to (i) make any adjustments and/or modifications to its current system, or (ii) provide additional services to Client for which Mellon is not being compensated hereunder, then Client shall compensate Mellon (a) on a pro rata basis proportionate to the Client’s registered shareholder base, for the costs associated with making such required adjustments and/or modifications, or (b) according to Mellon’s standard fees established, in good faith, with respect to such additional services.

Other Services:    Fees for any services provided to Client by or on behalf of Mellon hereunder that are not set forth above will be based on Mellon’s standard fees at the time such services are provided or, if no standard fees have been established, an appraisal of the work to be performed.